Exhibit 99.1
Nasdaq Grants WVT’s Request for Continued Listing
(Warwick, New York, August 11, 2005) Warwick Valley Telephone Company (Nasdaq: WWVYE; the “Company”) announced today that a Nasdaq Listing Qualifications Panel of The Nasdaq National Market, Inc. has granted the Company’s request for the continued listing of its Common Shares on The Nasdaq National Market, provided that the Company files on or before September 30, 2005 its Annual Report on Form 10-K for the period ended December 31, 2004. The Company anticipates that it will be in a position to file this report by that date. If, contrary to the Company’s expectations, the Company is unable to file this report by that date, its Common Shares may be delisted from The Nasdaq National Market.
As previously reported, the Company received a notice from the Listing Qualifications Department of The Nasdaq National Market, Inc., dated April 5, 2005, stating that the Company had failed to comply with Nasdaq’s Marketplace Rule 4310(c)(14) because it had not yet filed its Annual Report on Form 10-K for the fiscal year ended December 31, 2004. Since the Company’s late filing of the Form 10-K is due to the complex nature of the requirements of Section 404 of the Sarbanes-Oxley Act of 2002, and the fact that the Company encountered unanticipated delays in connection with its evaluation and testing in its assessment of its internal control over financial reporting, the Company requested a hearing with Nasdaq which was held on May 5, 2005. On May 17, 2005, the Nasdaq Listing Qualifications Panel notified the Company that the Company’s Common Shares would continue to be listed provided that the Company file its Form 10-K for the fiscal year ended December 31, 2004 and its Form 10-Q for the quarter ended March 31, 2005 on or before July 29, 2005. On July 27, 2005 the Company requested that this date be further extended.
The Company is working diligently to complete its assessment of internal controls over financial reporting and to meet the requirements of Section 404 of the Sarbanes-Oxley Act of 2002. The extensive review of the Company’s internal controls has not uncovered any fraud or impropriety or other circumstance which would require any restatement of its prior financials.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements. Please refer to the Company’s Report on Form 10-Q for the quarter ended September 30, 2004 and the Company’s past and future filings and reports filed with the Securities and Exchange Commission for a description of the business environment in which the Company operates and the important factors that may affect its business. The Company is not under any obligation to (and expressly disclaims any obligation to) update or alter its forward-looking statements, whether as the result of new information, future events or otherwise.